UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 2, 2016
Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4500 Lockhill Selma Road, Suite 150
San Antonio, Texas 78249
(210) 308-8267
(Address of principal executive offices and Registrant’s telephone number, including area code)
__________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(e)	On May 16, 2016 the Company agreed, to the extent that there were a sufficient number of shares available for award under the GlobalSCAPE, Inc. 2010 Employee Long-Term Equity Incentive Plan (the “LTIP”), to grant Matthew Goulet, the Company’s President and Chief Executive Officer, options to purchase a total of 250,000 shares of which 150,000 were to be granted in 2016. Subsequent to May 16, 2016, the Company determined that, because Mr. Goulet had previously been granted options to purchase 100,000 shares under the LTIP during 2016, it was necessary for the Company to amend the LTIP in order to increase the aggregate number of shares with respect to which awards may be granted to any one participant in any one taxable year of the Company to 250,000 shares of common stock from 200,000 shares in order to accommodate the grant agreed to be made to Mr. Goulet in connection with his appointment as President and Chief Executive Officer.
The Board of Directors of the Company adopted this amendment on June 2, 2016 and Mr. Goulet was granted options to purchase 50,000 shares of common stock at an exercise price of $ 3.50 per share on that date. Together with the options to purchase 100,000 shares of common stock at an exercise price of $ 3.53 per share granted on May 16, 2016, Mr. Goulet has now been granted all of the options to purchase shares of the common stock of the Company that the Company agreed to grant to him in connection with his appointment as President and Chief Executive Officer of the Company.

Item 9.01                   Financial Statements and Exhibits

(d) Exhibit

10.1  2010 Employee Long-Term Equity Incentive Plan Amendment

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.
By:	/s/s James W. Albrecht, Jr.
James W. Albrecht, Jr., Chief Financial Officer
Dated:	June 3, 2016